JACKSON NATIONAL LIFE INSURANCE COMPANY
                              5901 Executive Drive
                            Lansing, Michigan 48911

                                A Stock Company

                                     [LOGO]

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   Thank you for choosing Jackson National Life Insurance Company. If You have any questions, please contact the Company at the Service Center address and telephone number shown on the Policy Data Page.

     THIS MODIFIED SINGLE PREMIUM VARIABLE LIFE INSURANCE POLICY OFFERED BY
          JACKSON NATIONAL LIFE IS A LEGAL CONTRACT BETWEEN YOU AND US.
                           READ YOUR POLICY CAREFULLY.

We agree to pay to the Beneficiary the Death Benefit Proceeds and any other Policy benefits payable due to the Insured's death if the Insured dies while this Policy is in force. This agreement is subject to the terms of this Policy.

THE DEATH BENEFIT PROCEEDS AND AMOUNTS IN THE SEPARATE ACCOUNT(S) ARE NOT GUARANTEED AND MAY INCREASE OR DECREASE BASED UPON THE INVESTMENT EXPERIENCE OF THE INVESTMENT DIVISION(S).

THE POLICY'S FIXED ACCOUNT VALUE IN THE GENERAL ACCOUNT WILL EARN INTEREST DAILY AT A MINIMUM GUARANTEED EFFECTIVE ANNUAL RATE. INTEREST IN EXCESS OF THE GUARANTEED RATE MAY BE APPLIED IN THE CALCULATION OF THE FIXED ACCOUNT VALUE AT SUCH RATES AS THE COMPANY MAY DETERMINE.

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                        NOTICE OF RIGHT TO EXAMINE POLICY
YOU MAY RETURN THIS POLICY TO THE SELLING PRODUCER OR JACKSON NATIONAL WITHIN [10] DAYS AFTER YOU RECEIVE IT. IF THIS POLICY WAS PURCHASED AS A REPLACEMENT YOU MAY RETURN THIS POLICY TO THE SELLING PRODUCER OR JACKSON NATIONAL WITHIN [20] DAYS AFTER YOU RECEIVE IT. THE COMPANY WILL REFUND THE PREMIUM PAID, LESS ANY OUTSTANDING POLICY LOANS AND/OR WITHDRAWALS. UPON SUCH REFUND, THE POLICY SHALL BE VOID.

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MODIFIED SINGLE PREMIUM VARIABLE         This Contracts is signed by the Company
LIFE INSURANCE POLICY. DEATH             /s/ Robert P. Saltzman
BENEFIT. PERIOD OF COVERAGE NOT                                      President
GUARANTEED. NONPARTICIPATING.            /s/ Thomas J. Meyer
                                                                     Secretary

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                                TABLE OF CONTENTS
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                Provision                                            Page Number
                ---------                                            -----------

         POLICY DATA PAGE                                                [3

         DEFINITIONS                                                      4

         GENERAL PROVISIONS                                               7

         OWNERSHIP AND BENEFICIARY PROVISIONS                            12

         ACCUMULATION PROVISIONS                                         13

         TRANSFER PROVISIONS                                             15

         WITHDRAWAL PROVISIONS                                           16

         POLICY LOAN PROVISIONS                                          17

         DEATH BENEFIT PROVISIONS                                        19

         PAYMENT OPTION TABLE                                            22]

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                                       2
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                                POLICY DATA PAGE
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Policy Number:                                 [9876543210]

Insured:                                       [John Doe]

Insured's Actual Age:                          [35]

Insured's Issue Age/Sex:                       [35 Male]

Risk Classification:                           [Nontobacco]

Initial Premium Amount:                        [$10,000]

Initial Maximum Allowable Premium:             [$10,000]

Initial Death Benefit:                         [$25,000]

Issue Date:                                    [January 1, 2000]

Policy Date:                                   [January 1, 2000]

Allocation Date:                               [January 16, 2000]

Issue State:                                   [Michigan]

Owner:                                         [Jane Doe]

Joint Owner:                                   [John Doe]

Beneficiary(ies):                              [Daniel Doe]



                                       3a

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                            POLICY DATA PAGE (CONT'D)
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                                 POLICY CHARGES

Annual Policy Maintenance Charge:   An Annual  Policy  Maintenance  Charge of no
                                    more than [$35.00] will be deducted annually
                                    from  Your   Policy   Value  on  the  Policy
                                    Anniversary.

                                    The  Annual  Policy  Maintenance  Charge  is
                                    applied to those  Policies  where the Policy
                                    Value is less than  [$50,000]  on the Policy
                                    Anniversary    when   the   Annual    Policy
                                    Maintenance Charge is due.

                                    On each Policy Anniversary the Annual Policy
                                    Maintenance Charge will be taken from the Fixed Account and the Investment Divisions in proportion to their current value.

                                    If a total Withdrawal is made on other than a Policy Anniversary, any applicable Annual Policy Maintenance Charge will be deducted.

Mortality and Expense  Charge:      This charge is deducted on a daily basis and
                                    is equal to [.90%]  annually  during  Policy
                                    Years 1 - 10, and [.80%] annually afterward, of the Separate Account Policy Value.

Administrative                      Charge:  This  charge is deducted on a daily
                                    basis and is equal to [.30%] annually during Policy Years 1 - 10, and [.15%] annually afterward, of the Separate Account Policy
                                    Value.

Tax Charge:                         This charge is deducted on a daily basis and
                                    is equal to [.40%]  annually of the Separate
                                    Account  Policy  Value  during  the first 10
                                    Policy Years.

Cost of Insurance Charge:           This  Charge is  effective  as of the Policy
                                    Date and is deducted on the Issue Date and each Monthly Anniversary thereafter.

                                    The  current  Cost of  Insurance  Charge  is
                                    determined  by  Us.  The  maximum  for  this
                                    charge,  on  a  monthly  basis,  equals  the
                                    Guaranteed Maximum Monthly Cost of Insurance
                                    Rate  multiplied  by the net  amount at risk
                                    (Death  Benefit  discounted  by one  month's
                                    interest,  minus  the  Policy  Value).  This
                                    charge  is  deducted  from  the   Investment
                                    Division(s)   and  the  Fixed   Account   in
                                    proportion to their current value.  See page
                                    3g of this Policy for the maximum amounts that may be charged for insurance coverage.

                                       3b

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                            POLICY DATA PAGE (CONT'D)
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Transfer Charge:                    A  fee  of  [$25.00]  is  charged  for  each
                                    transfer  in  excess  of [15] in any  Policy
                                    Year.  Any Transfer  Charge is deducted from
                                    the   amount   transferred   prior   to  the
                                    allocation   to  the  new   Policy   Option.
                                    Transfer Charges will not be applied to transfers due to dollar cost averaging or other asset allocation services provided by the Company.

Illustration Charge:                A fee of up to  [$25.00]  may be charged for
                                    each in-force illustration in excess of one in any Policy Year.

Daily Deduction:                    The following  deductions  will be made on a
                                    daily basis:

                                    the Mortality and Expense Charge;
                                    the Administrative Charge;
                                    the Tax Charge (if any).

                                    The  Daily  Deduction  will  be  taken  on a
                                    proportional   basis  from  each  Investment
                                    Division.

Withdrawal Charge:                  The Company may assess a  Withdrawal  Charge
                                    upon withdrawal as follows:

                                        COMPLETED
                                       YEARS SINCE
                                       RECEIPT OF                PERCENT OF
                                         PREMIUM                   PREMIUM
                                            0                       9.00%
                                            1                       8.00%
                                            2                       7.00%
                                            3                       6.00%
                                            4                       5.00%
                                            5                       4.00%
                                            6                       3.00%
                                            7                       2.00%
                                            8                       1.00%
                                     9 and thereafter               0.00%

                                    The   Withdrawal   Charge  is   assessed  to
                                    compensate Us for sales expenses and any premium taxes incurred by Us on Your behalf.

                                    A specified  amount of the Withdrawal  Value
                                    may be withdrawn free of Withdrawal  Charges
                                    each    Policy    Year    (see    Withdrawal
                                    Provisions).

                                       3c

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                            POLICY DATA PAGE (CONT'D)
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            TRANSFERS, PREMIUMS, LOANS, WITHDRAWALS, SEPARATE ACCOUNT

Transfers:                          FROM   INVESTMENT   DIVISION  TO  INVESTMENT
                                    DIVISION. You may transfer all or a portion of Your value in one Investment Division to another Investment Division.

                                    FROM   INVESTMENT   DIVISION  TO  THE  FIXED
                                    ACCOUNT. You may transfer all or a portion of Your value in the Investment Division(s) to the Fixed Account.

                                    FROM  THE  FIXED  ACCOUNT  TO AN  INVESTMENT
                                    DIVISION. You may only make one transfer from the Fixed Account to any Investment Division(s) during any Policy Year (except in the case of dollar cost averaging). This transfer from the Fixed Account may not exceed the greater of [$5,000] (or Your Fixed Account Value, if less) or [25%] of Your Fixed Account Value (except in the case of dollar cost averaging).

     Premiums:                      The initial  Premium amount must be at least
                                    [$10,000].   Any  subsequent  Premiums,   if
                                    allowed  by Us,  must be at least  [$1,000].
                                    The Company may waive these minimums at any time.

                                    The initial  Premium  will be allocated to a
                                    money  market  Investment  Division  on  the
                                    Issue Date of the Policy.  On the Allocation
                                    Date  the  amount  in  Your   money   market
                                    Investment Division will be allocated to the
                                    Fixed  Account  and  Investment  Division(s)
                                    according   to   the   Premium    allocation
                                    specified by You in the application, or Your most recent instructions received by Us, if any.

                                    The Owner may allocate initial Premium among
                                    the  Fixed   Account   and  the   Investment
                                    Divisions. Such allocation may be made in any percentage from [0% to 100%] in whole percentages.

                                    Subject to the guideline premium  limitation
                                    as defined in the Internal  Revenue Code (as
                                    amended),  We will accept additional Premium
                                    at any time.  In order for this Policy to be
                                    treated as life insurance under the Internal
                                    Revenue  Code (as  amended),  the sum of all
                                    Premiums  paid may not  exceed  the  Maximum
                                    Allowable  Premium.  We reserve the right to
                                    refuse  any  Premium  that  would  cause the
                                    Policy to be  disqualified as life insurance
                                    under   the   Internal   Revenue   Code  (as
                                    amended).   Any   additional   Premium  that
                                    results in an increase in the Death Benefit

                                       3d

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                            POLICY DATA PAGE (CONT'D)
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Premiums (Continued):               will be accepted by Us only after We receive
                                    acceptable evidence of insurability of the Insured. The actual amount of any additional Premium will affect the Policy Value and the amount and duration of the Death Benefit provided by this Policy.

                                    Any additional Premium will be allocated according to Your most recent instructions.

                                    The entire Premium as paid will be deemed earned when received by Us. No refund of any portion of the Premium will be made as the result of a death claim.

Loans:                              The Policy Loan Rate is [6%].

                                    The rate of interest  credited to  Preferred
                                    Loans is [6%].

                                    The rate of  interest  credited  to  Regular
                                    Loans is [4%].

Withdrawals:                        Minimum  Partial  Withdrawal:  [$500] or the
                                    entire Policy Value if less.

Separate Account:                   Jackson National Life Separate Account IV.

                                 POLICY OPTIONS

An Owner may not allocate Policy Values to more than 21 Policy Options at any one time. The Company may waive this restriction at its discretion.

FIXED ACCOUNT:                      Earns an annually  declared rate of interest
                                    guaranteed to be at least 3%.

INVESTMENT DIVISIONS:               Investment  Divisions  as  indicated  on the
                                    application.

                                    The Company may  periodically  add or delete
                                    Investment Divisions.

                                       3e

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                            POLICY DATA PAGE (CONT'D)
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                   TABLE OF MINIMUM DEATH BENEFIT PERCENTAGES


      ATTAINED              DEATH             ATTAINED                DEATH
         AGE               BENEFIT               AGE                 BENEFIT
                         PERCENTAGES                               PERCENTAGES

    [0 through 40           250%                 60                   130%
         41                 243%                 61                   128%
         42                 236%                 62                   126%
         43                 229%                 63                   124%
         44                 222%                 64                   122%
         45                 215%                 65                   120%
         46                 209%                 66                   119%
         47                 203%                 67                   118%
         48                 197%                 68                   117%
         49                 191%                 69                   116%
         50                 185%                 70                   115%
         51                 178%                 71                   113%
         52                 171%                 72                   111%
         53                 164%                 73                   109%
         54                 157%                 74                   107%
         55                 150%            75 through 90             105%
         56                 146%                 91                   104%
         57                 142%                 92                   103%
         58                 138%                 93                   102%
         59                 134%                 94+                  101%   ]

The Minimum Death Benefit percentages comply with Section 7702 of the Internal Revenue Code (as amended).






                                       3f

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                            POLICY DATA PAGE (CONT'D)
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           TABLE OF GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES
                         PER $1,000 NET AMOUNT AT RISK

------------------------------ ---------------------------- --------------------------- ----------------------------
          ATTAINED              MAXIMUM MONTHLY COST PER             ATTAINED            MAXIMUM MONTHLY COST PER
             AGE                         $1,000                        AGE                        $1,000
------------------------------ ---------------------------- --------------------------- ----------------------------
            [35                          0.1443                         68                        2.5282
             36                          0.1518                         69                        2.7908
             37                          0.1618                         70                        3.0886
             38                          0.1727                         71                        3.4298
             39                          0.1844                         72                        3.8253
             40                          0.1986                         73                        4.2749
             41                          0.2136                         74                        4.7716
             42                          0.2295                         75                        5.3054
             43                          0.2470                         76                        5.8727
             44                          0.2662                         77                        6.4695
             45                          0.2880                         78                        7.1000
             46                          0.3114                         79                        7.7848
             47                          0.3365                         80                        8.5472
             48                          0.3641                         81                        9.4095
             49                          0.3942                         82                        10.3922
             50                          0.4285                         83                        11.4945
             51                          0.4679                         84                        12.6988
             52                          0.5131                         85                        13.9806
             53                          0.5651                         86                        15.3265
             54                          0.6230                         87                        16.7180
             55                          0.6876                         88                        18.1509
             56                          0.7582                         89                        19.6476
             57                          0.8330                         90                        21.2331
             58                          0.9163                         91                        22.9495
             59                          1.0098                         92                        24.8700
             60                          1.1143                         93                        27.2013
             61                          1.2308                         94                        30.4289
             62                          1.3652                         95                        35.4922
             63                          1.5176                         96                        44.5151
             64                          1.6872                         97                        62.8314
             65                          1.8733                         98                        73.0824
             66                          2.0752                         99+                       83.3333]
             67                          2.2920
------------------------------ ---------------------------- --------------------------- ----------------------------

The Guaranteed Maximum Monthly Cost of Insurance Rates do not exceed rates based on the 1980 Commissioner's Standard Ordinary table, age last birthday.


                                       3g

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                            POLICY DATA PAGE (CONT'D)
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["S&P(R)"  is a  trademark  of the  McGraw  Hill  Companies,  Inc.  and has been licensed for use by the Company. This Policy is not sponsored, endorsed, sold or promoted by Standard & Poor's and Standard & Poor's makes no representation regarding the advisability of purchasing this Policy.]

[This Policy is not sponsored, endorsed, sold or promoted by Dow Jones. Dow Jones makes no representation or warranty, express or implied, to the owners of this Policy or any member of the public regarding the advisability of purchasing this Policy. Dow Jones' only relationship to Jackson National Life Insurance Company (JNL) is the licensing of certain copyrights, trademarks, servicemarks and service names of Dow Jones. Dow Jones has no obligation to take the needs of JNL or the owners of this Policy into consideration in determining, composing or calculating the Dow Jones Industrial AverageSM. Dow Jones is not responsible for and has not participated in the determination of the terms and conditions of this Policy to be issued, including the pricing or the amount payable under the Policy. Dow Jones has no obligation or liability in connection with the administration or marketing of this Policy.

Dow Jones does not guarantee the accuracy and/or the completeness of the Dow Jones Industrial AverageSM or any data included therein and Dow Jones shall have no liability for any errors, omissions, or interruptions therein. Dow Jones makes no warranty, express or implied, as to results to be obtained by JNL, owners of this POLICY, or any other person or entity from the use of the Dow Jones INDUSTRIAL averageSM or any data included therein. Dow Jones makes no express or implied warranties, and expressly disclaims all warranties, of merchantability or fitness for a particular purpose or use with respect to the dow jones industrial averageSM or any data included therein. Without limiting any of the foregoing, in no event shall Dow Jones have any liability for any lost profits or indirect, punitive, special or consequential damages (including lost profits), Even if notified of the possibility of such damages. There are no THIRD party beneficiaries of any agreements or arrangements between Dow Jones and jnl.]



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  Jackson National Life Service Center    Express Mail:
  [P.O. Box 378002                        [Jackson National Life Service Center
  Denver, CO  80237-8002                  8055 E. Tufts Ave., 2nd Floor
  1-800-766-4683]                         Denver, CO  80237]
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                                       3h
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                                   DEFINITIONS
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The  following  are key  words  used in  this  Policy.  They  are  important  in describing both Your rights and Ours. When they are used, they are capitalized. As You read Your Policy, refer back to these definitions.

ACCUMULATION UNIT. A unit of measure used to calculate the value in an Investment Division.

ALLOCATION DATE: The date as shown on the Policy Data Page, on which the amount in Your money market Investment Division is initially allocated to the Policy Options of Your choice.

ATTAINED AGE. The Insured's rated age on the Policy Date, plus the number of full years since the Policy Date.

BENEFICIARY(IES). The person(s) or entity(ies) designated to receive the Death Benefit Proceeds upon the death of the Insured.

BUSINESS DAY. Each day when the New York Stock Exchange is open for business. The Business Day ends when the New York Stock Exchange closes, usually 4:00 p.m. Eastern time.

CONTESTABLE PERIOD. A two-year period which begins on the Issue Date of the Policy, the date of Reinstatement of a lapsed Policy, or the effective date of an increase in coverage of the Policy or a change in risk classification, whichever occurs later.

DAILY DEDUCTION. Those charges against the Investment Divisions made on a daily basis as described on the Policy Data Page.

DEATH BENEFIT. Initial Death Benefit as shown on the Policy Data Page less reductions due to any partial withdrawals plus any increase in coverage due to additional premiums, or the Minimum Death Benefit, if greater.

DEATH BENEFIT PROCEEDS. The amount that We will pay to the Beneficiary(ies) on the death of the Insured while this Policy is in force.

DEBT. All unpaid Policy loans plus accrued interest on such loans.

EARNINGS. Policy Value minus Remaining Premium.

FIXED ACCOUNT. A Policy Option that earns an annually declared rate of interest. Allocations made to the Fixed Account are part of the General Account of the Company.

FIXED ACCOUNT VALUE. The Fixed Account Value is: (1) the Premium and any subsequent amounts allocated to the Fixed Account; plus (2) any interest credited; less (3) any amounts canceled or withdrawn for transfers, Annual Policy Maintenance Charges, Cost of Insurance Charges, or withdrawals.

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                              DEFINITIONS (CONT'D)
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GENERAL  ACCOUNT.  An  account  maintained  by the  Company  for all  assets not allocated to a Separate Account or other segregated account.

INSURED(S). The person whose life is covered by this Policy.

INVESTMENT DIVISION(S). A Policy Option within the Separate Account. Values in the Investment Divisions will go up or down depending on the performance of the underlying Portfolios.

ISSUE DATE. The date the Policy was issued by the Company, as shown on the Policy Data Page, which begins the Contestable and Suicide periods.

JOINT OWNER. If there is more than one Owner, each Owner shall be a Joint Owner of the Policy. Joint Owners have equal ownership rights and each must authorize any exercising of those ownership rights under this Policy.

LOAN ACCOUNT. An account that is part of the General Account in which funds from Your Investment Divisions and the Fixed Account are placed as security for Your loan.

LOAN ACCOUNT VALUE. The amount set aside in the Loan Account to secure any Debt and interest credited thereon.

MAXIMUM ALLOWABLE PREMIUM. The maximum total Premium that We will permit to be paid for this Policy. This amount is set to comply with the limit required to qualify this Policy as life insurance under the Internal Revenue Code (as amended). This amount may be adjusted due to Policy changes.

MINIMUM DEATH BENEFIT. The Policy Value multiplied by the death benefit percentage based upon the Attained Age of the Insured, as shown on the Policy Data Page.

MONTHLY ANNIVERSARY. The same date as the Policy Date for each succeeding month, except that for those months not having such a day, it is the last day of that month.

MORTALITY AND EXPENSE CHARGE. This amount covers the risks assumed by Us that the Cost of Insurance Charge specified in the Policy will be insufficient to meet the actual claims incurred by Us. In addition, this amount covers Our risk that Our actual expenses for issuing and administering Your Policy will exceed the Annual Policy Maintenance Charge.

OWNER ("YOU," "YOUR"). The person or entity shown on the Policy Data Page who is entitled to exercise all rights and privileges under this Policy. If Joint Owners are named all references to Owner shall mean Joint Owners.

POLICY. This Modified Single Premium Variable Life Insurance contract between You and Us.

POLICY ANNIVERSARY. An annual anniversary of the Policy Date.

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                              DEFINITIONS (CONT'D)
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POLICY DATE. The date Your coverage under this Policy begins.

POLICY LOAN RATE.  The  interest  rate  charged on Policy loans (see Policy Data
Page).

POLICY OPTION. The Fixed Account or an Investment Division offered by Us under this Policy. (Each Policy Option is more fully explained in the Accumulation Provisions.)

POLICY VALUE. The sum of the Separate Account Policy Value, the Fixed Account Value, and the Loan Account Value.

POLICY YEAR. The twelve-month period immediately following the Policy Date or any Policy Anniversary.

PORTFOLIO(S). A portfolio of a mutual fund in which the Investment Division invests.

PREMIUM(S). Considerations paid into this Policy by or on behalf of the Owner.

REMAINING PREMIUM. The total Premium in the Policy reduced due to withdrawals. The Remaining Premium will be reduced by the withdrawal of Premiums that incur Withdrawal Charges, as well as the withdrawal of Premiums that are no longer subject to Withdrawal Charges.

RIDER. A form which supplements the Policy or which provides additional benefits. When a Rider is attached to the Policy it becomes a part of the Policy and is subject to all the terms of the Policy unless We state otherwise in the Rider.

SEPARATE ACCOUNT. A segregated asset account established and maintained by the Company in which a portion of Our assets has been allocated for this and certain other policies. It is shown in the Policy Data Page.

SEPARATE ACCOUNT POLICY VALUE. The current value of the amounts allocated to the Investment Divisions within the Separate Account of the Policy.

SERVICE CENTER. The Company's address and telephone number as specified on the Policy Data Page or as may be designated by Us from time to time.

WE, OUR, US, THE COMPANY, JNL. Jackson National Life Insurance Company.

WITHDRAWAL CHARGE. The charge assessed against certain withdrawals. (Please see Policy Data Page and Withdrawal Provisions.)

WITHDRAWAL VALUE. The Policy Value reduced by any applicable Withdrawal Charge, taxes payable, outstanding Annual Policy Maintenance Charge, and any Debt.

WRITTEN REQUEST. Information or instructions given to Us in writing in a form satisfactory to Us. A Written Request takes effect when We accept it and it is recorded at Our Service Center.

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                               GENERAL PROVISIONS
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ASSIGNMENT.  The Owner may assign this Policy while it is in force,  but We will not be bound by any assignment unless it is in writing and has been recorded at the Company's Service Center. An assignment will take effect when recorded by the Company. We are not responsible for any payment made before an assignment is recorded. The Owner may exercise these rights subject to the interest of any assignee or irrevocable beneficiary. We assume no responsibility for the validity or tax consequences of any assignment. If You make an assignment, You may have to pay income tax. You are encouraged to seek legal and/or tax advice.

BASIS OF VALUE. Values and reserves are determined in accordance with procedures that recognize the variable nature of the values attributable to the Separate Account. The method of calculating these values is consistent with the regulations of the State of Michigan.

CHANGES IN POLICY COST FACTORS. Changes in Policy cost factors (interest rates We credit on the Fixed Account Value, Cost of Insurance Charges) will be determined by class and on future expectations for such elements as investments earnings, mortality, persistency, expenses, and taxes. Any changes in Policy cost factors will be determined in accordance with procedures and standards on file and, if required, with the insurance supervisory official of the jurisdiction in which this Policy is delivered.

CHARGES AND FEES. The Company may assess charges or fees under the Policy. Please see the Policy Data Page for more information as to charges or fees.

CONFORMITY WITH STATE LAWS. This Policy will be interpreted under the law of the state in which it is issued for delivery. Any provision that is in conflict with the law of such state is amended to conform to the minimum requirements of such law.

CONTESTABILITY. All statements made in the application will, in the absence of fraud, be deemed representations and not warranties. No statement will void this Policy or be used as a defense to a claim unless it is contained in the written application. This Policy may not be contested after it has been in force during the lifetime of the Insured for two years from the Issue Date except for nonpayment of any required Premium.

If the Insured dies during a Contestable Period, the Company may investigate the circumstances surrounding the original application, reinstatement application, or application for increase in coverage or change in risk classification. A reinstated or modified Policy may be contested only with respect to material misrepresentations made in the application for such reinstatement or request for Policy changes. In the case of an increase in coverage, only the amount of the increase over the Death Benefit prior to the application for increase in coverage may be contested with respect to material misrepresentations made in such application.

As  part  of  the  contestable  investigation,   the  Company  may  require  the
Beneficiary(ies) to sign certain authorizations necessary for release of medical records and other information relating to the Insured.

--------------------------------------------------------------------------------
                           GENERAL PROVISIONS (CONT'D)
--------------------------------------------------------------------------------

DEFERMENT OF PAYMENTS. We may defer making payments to You from the Fixed Account for up to six months, subject to applicable state law. Interest, subject to state requirements, will be credited during this deferral period.

DOLLAR COST AVERAGING. The Owner may arrange to have a regular amount of money periodically transferred automatically from the Fixed Account or one of the Investment Divisions of the Policy to any other Investment Division(s). Any election of dollar cost averaging must be for a period of not less than 12 months.

ENTIRE CONTRACT. The Policy, application, supplemental applications, and any applicable riders, endorsements and amendments together make up the entire contract between You and the Company.

GRACE PERIOD. This Policy will lapse 61 days after notice is mailed to You that the Withdrawal Value of the Policy is below or equal to $0. This 61-day period is the Grace Period.

If death occurs during the Grace Period, any overdue Cost of Insurance Charge and Annual Policy Maintenance Charge will be deducted from any Death Benefit Proceeds payable.

At the beginning of the Grace Period We will mail to You and any assignee written notice of the amount necessary to continue this Policy in force through the end of the Grace Period. The amount required will be a minimum amount that will pay at least two months of Cost of Insurance Charge plus any Annual Policy Maintenance Charge due before the end of the Grace Period. If that amount is not paid by the end of the Grace Period, the Policy will lapse without value and coverage will end.

ILLUSTRATIONS. Upon request We will provide You with an illustration projecting future benefits under this Policy. We reserve the right to charge You for such illustration, as stated on the Policy Data Page.

MISSTATEMENT OF AGE OR SEX. If the age or sex of the Insured has been misstated, the benefits available under this Policy will be those which the Premiums paid would have purchased at the correct age and sex.

MODIFICATION OF POLICY. Any change or waiver of the provisions of this Policy must be in writing and signed by the President, a Vice President, the Secretary, or Assistant Secretary of the Company. No broker or producer has authority to change or waive any provision of this Policy.

To the extent permitted by applicable laws and regulations, We may amend or waive any portion of this Policy without notice or Your consent to comply with any applicable federal or state laws, including but not limited to, requirements for life insurance policies under the Internal Revenue Code (as amended). You have the right to refuse any such changes. However, in such an event, We cannot accept responsibility for the tax treatment of this Policy.

--------------------------------------------------------------------------------
                           GENERAL PROVISIONS (CONT'D)
--------------------------------------------------------------------------------
NONPARTICIPATING. This Policy does not pay dividends nor does it share in the surplus or revenue of the Company.

PAYMENT OF PREMIUMS. The first Premium must be paid at or before issue of the Policy. No coverage under this Policy will be provided prior to the payment of the required Premium.

PROOF OF AGE, SEX OR SURVIVAL. The Company may require satisfactory proof of correct age or sex, as applicable, of the Insured at any time. If any payment under this Policy is contingent upon the Insured, Owner, or Beneficiary being alive, the Company may require satisfactory proof of such survival.

REINSTATEMENT. If this Policy lapses for any reason other than a full withdrawal, it may be reinstated within three years of the date this Policy lapsed, subject to the following:

1.   Your written request for reinstatement is received at Our Service Center;
2. You provide Us with satisfactory evidence of the Insured's insurability at the same risk classification as at the time of issuance of the Policy;
3. You provide payment of Premium sufficient to cover the past due Cost of Insurance Charges and any Annual Policy Maintenance Charge for the coverage provided by Us during the Grace Period, plus an additional amount sufficient to keep the Policy in force for three months after the date of reinstatement; and
4. You provide payment, or agree to the reinstatement of any loans against the Policy, including all past due interest on the loan from the date of lapse of this Policy to the date of reinstatement. The total reinstated loan will be allocated at that time to the Loan Account.

The effective date of the reinstatement is the next Business Day following approval by Us of Your application for reinstatement.

Any reinstatement will become incontestable during the lifetime of the Insured after two years from the date of such reinstatement. The basis for contesting any reinstatement will be limited to any misrepresentations made in the application for such reinstatement.

Once reinstated, We will maintain the Death Benefit under the Policy at least until the end of the three-month period after the Policy is reinstated.

The Death Benefit of the reinstated Policy cannot exceed the Death Benefit at the time of lapse.

The Policy Value on the reinstatement date will equal:
1.       The Policy Value at the time of lapse; plus
2. Any additional amounts paid into the Policy that are not considered payment of past due charges or loan repayments.

The portion of the Policy Value not allocated to the Loan Account on the reinstatement date will be allocated to the Investment Divisions and the Fixed Account according to Your most recent Premium allocation instructions.

The Withdrawal Charge in effect upon reinstatement will be the Withdrawal Charge that existed on the date the Policy lapsed.

--------------------------------------------------------------------------------
                           GENERAL PROVISIONS (CONT'D)
--------------------------------------------------------------------------------
REPORTS. The Company will send You a report about Your Policy at least once a year. We will also send You reports as required by law. They shall be addressed to the last address of the Owner known to the Company.

SUBSTITUTION OF INVESTMENT PORTFOLIOS. We may substitute another underlying Portfolio without Your consent. Substitution would occur if We determine that the use of such underlying investment is no longer possible or We determine it is no longer appropriate for the purposes of the Policy. No substitution will be made without notice to You and without the prior approval of the Securities and Exchange Commission and the state where the Policy was issued for delivery, if required. Should a substitution, addition, or deletion occur, You will be allowed to select from the then current Investment Divisions and substitution may be made with respect to both existing Policy Value in that Investment Division and the allocation of future Premiums.

SUSPENSION OF PAYMENTS. The Company may suspend or postpone any transfers or payments to or from the Investment Divisions if any of the following occur:

1. The New York Stock Exchange is closed (other than customary weekend and holiday closings);
2.   Trading on the New York Stock Exchange is restricted;
3. An emergency exists such that it is not reasonably practical to dispose of securities in the Separate Account or to determine the value of its assets; or
4. The Securities and Exchange Commission, by order, so permits for the protection of Policy Owners.

The applicable rules and regulations of the Securities and Exchange Commission will govern whether the conditions described in 2. and 3. exist.

SUICIDE. If the Insured dies by suicide, while sane or insane, within two years (one year for residents of Colorado and North Dakota) from the Issue Date of the Policy, Our liability with respect to this Policy will terminate. We will return to You an amount equal to the Premiums paid, adjusted for any partial withdrawals and any Debt.

If the Insured dies by suicide, while sane or insane, within two years from the effective date of any increase in coverage (one year for residents of Colorado and North Dakota), Our liability with respect to the increase will terminate. We will return to You an amount equal to the Premiums paid for such increase in coverage, adjusted for any partial withdrawals and any Debt associated with such increase.

TAXABLE STATUS. If this Policy is not a modified endowment contract (MEC), a request for a Policy change that would trigger a change to a MEC status will not be processed unless You specify otherwise in writing. Such changes could include a change in risk classification, change in coverage, withdrawal, or any other change specified in the Internal Revenue Code (as amended).

--------------------------------------------------------------------------------
                           GENERAL PROVISIONS (CONT'D)
--------------------------------------------------------------------------------
TAXES. The Company may deduct from the Policy Value any applicable taxes payable to a state or other government entity because of this Policy. Should We advance any amount so due, We are not waiving any right to collect such amount at a later date. In addition, the Company will deduct any withholding taxes required by applicable law as a result of any withdrawals from this Policy.

WRITTEN NOTICE. Any notice We send to the Owner will be sent to the Owner's last known address unless the Owner requests otherwise in writing. Any written request or notice must be sent to the Service Center, unless We advise You otherwise. You are responsible for promptly notifying the Company of any address change.

--------------------------------------------------------------------------------
                      OWNERSHIP AND BENEFICIARY PROVISIONS
--------------------------------------------------------------------------------

GENERAL. During the lifetime of the Insured, all rights under this Policy belong to the Owner(s). If the Policy has Joint Owners, the consent of all Owners is required for Policy changes. Upon the death of a Joint Owner, all rights shall be vested in the surviving Owner(s).

CHANGE OF OWNERSHIP. The ownership of this Policy may be changed by the Owner(s) at any time during the Insured's lifetime. Any change must be made by Written Request to the Service Center. A change will take effect on the date the notice is signed. However, the change will not apply to any payments made or actions taken by Us before notice of such change is accepted and recorded at Our Service Center. If You change the ownership, You may have to pay income tax. You are encouraged to seek legal and/or tax advice.

BENEFICIARY. The Owner may designate the Beneficiary(ies) to receive any amount payable under this Policy on the Insured's death. The original Beneficiary(ies) will be named in the application. If two or more persons are named as Primary Beneficiary(ies), those surviving the Insured will share equally unless otherwise stated.

The Owner may change the Beneficiary(ies) by submitting a Written Request to the Service Center, unless an irrevocable Beneficiary(ies) designation was previously filed. Any change will take effect when recorded by the Company. The Company is not liable for any payment made or action taken before the Company records the change.

DEATH OF BENEFICIARY. The interest of any Beneficiary who dies before the Insured will end at the death of the Beneficiary. The interest of any Beneficiary who dies at the time of or within ten days after the death of the Insured will also end if no Death Benefit Proceeds have been paid to the Beneficiary. If no Primary Beneficiary(ies) survives the Insured, benefits will be paid to any surviving Contingent Beneficiary(ies), if named, in equal shares, unless otherwise stated. If there are no surviving Beneficiaries at the death of the Insured, the Death Benefit Proceeds will be paid to the Owner, or the Owner's estate if the Owner does not survive to receive payment.

--------------------------------------------------------------------------------
                             ACCUMULATION PROVISIONS
--------------------------------------------------------------------------------
SEPARATE ACCOUNT. The Separate Account is designated on the Policy Data Page. It consists of assets We have set aside and have kept separate from the rest of Our assets and those of Our other separate accounts. These Policy assets in the Separate Account are not chargeable with liabilities arising out of any other business the Company may conduct. All the income, gains, and losses resulting from these assets are credited to or charged against the variable life insurance policies supported by the Separate Account, and not against any other policies or contracts the Company may issue. The assets of the Separate Account will be available to cover the liabilities of Our General Account only to the extent that the assets of the Separate Account exceed the liabilities of the Separate Account arising under the variable life insurance policies supported by the Separate Account. The Separate Account consists of several Investment Divisions. The assets of the Separate Account shall be valued at least as often as any benefits of this Policy, but in no event will such valuation be less frequent than monthly.

INVESTMENT DIVISIONS. The Policy offers Investment Divisions. The Investment Divisions available at issue are shown on the application.

ACCUMULATION UNITS. The Separate Account Policy Value will go up or down depending on the performance of the Investment Division(s). In order to monitor the Separate Account Policy Value, the Company uses a unit of measure called an Accumulation Unit. The value of an Accumulation Unit may go up or down from Business Day to Business Day. Adjustments to the Separate Account Policy Value, such as withdrawals, Withdrawal Charges, transfers, allocations to the Loan Account, Annual Policy Maintenance Charges, and Cost of Insurance Charges result in a redemption of Accumulation Units. However, these adjustments do not affect the value of the Accumulation Units.

When You make an allocation or transfer to the Investment Division(s), the Company credits Your Policy with Accumulation Units. The number of Accumulation Units credited is determined by dividing the amount allocated by the Accumulation Unit Value for that Investment Division at the close of the Business Day.

ACCUMULATION UNIT VALUE. The Company determines the value of an Accumulation Unit for each of the Investment Divisions. This is done by:
1. Determining the total value of assets held in the particular Investment Division;
2.   Subtracting from the amount any Daily Deductions; and
3.   Dividing this amount by the number of outstanding Accumulation Units.

FIXED ACCOUNT. You may allocate Premium or make transfers to the Fixed Account while the Policy is in force, subject to the provisions of the Policy.

FIXED ACCOUNT VALUE. The Fixed Account Value is determined in the following manner:
o The initial Premium is allocated to the Fixed Account as designated by the Owner pursuant to the terms of the Policy.
o Subsequent amounts may be allocated to the Fixed Account pursuant to the terms of the Policy.

--------------------------------------------------------------------------------
                        ACCUMULATION PROVISIONS (CONT'D)
--------------------------------------------------------------------------------
o On each Monthly Anniversary, the Cost of Insurance Charge is deducted based on the proportion that the Fixed Account Value bears to the Policy Value less the Loan Account Value.
o On each Policy Anniversary, the Annual Policy Maintenance Charge is deducted based on the proportion that the Fixed Account Value bears to the Policy Value less the Loan Account Value.
o On each Business Day, amounts are deducted to reflect any partial withdrawals, Withdrawal Charges, transfers, and amounts allocated to the Loan Account, when such event occurs.
o        Interest is credited on each Business Day as described below.

INTEREST TO BE CREDITED. The Company will credit interest to the Fixed Account. Such interest will be credited at the annual effective interest rate the Company prospectively declares from time to time, at the sole discretion of the Company. The rate in effect at the time an allocation is made will be applied to those funds allocated to the Fixed Account until the next Policy Anniversary. The then current rate declared by the Company will be applied to the Fixed Account for the next 12 months. The Company guarantees that it will credit interest to the Fixed Account at not less 3% annually. Subsequent interest rates may be higher or lower than those rates previously set by the Company.

--------------------------------------------------------------------------------
                               TRANSFER PROVISIONS
--------------------------------------------------------------------------------
GENERAL. A transfer is subject to the following:

1. The maximum number of transfers and number of transfers that may be made and are not subject to a Transfer Charge are shown on the Policy Data Page.
2. A Transfer Charge is deducted from the transferred amount prior to the allocation to the new Policy Option if a transfer exceeds the maximum number of free transfers, as stated on the Policy Data Page.
3.   You may not make a transfer until after the Allocation Date.
4. The minimum and maximum amounts that may be transferred are shown on the Policy Data Page.
5. A transfer will be effective as of the end of the Business Day when We receive a transfer request acceptable to Us which contains all required information.
6.   We are not liable for a transfer made in accordance with Your instructions.
7. We reserve the right to restrict the number of transfers per year and to restrict transfers from being made on consecutive Business Days.
8. Your right to make transfers is subject to modification if We determine, in Our sole opinion, that the exercise by one or more Owners is, or would be, to the disadvantage of other Owners. Restrictions may be applied in any manner reasonably designed to prevent any use of the transfer right which is considered by Us to be to the disadvantage of the other Owners. A modification could be applied to transfers to or from one or more of the Investment Divisions and could include, but may not be limited to:
     a.   The requirement of a minimum time period between each transfer;
     b. Not accepting transfer requests of any person acting under a power of attorney on behalf of more than one Owner; or
     c. Limiting the dollar amount that may be transferred by an Owner at any one time.
9. During times of drastic economic or market conditions, We may suspend Your transfer rights temporarily without notice. We will, however, make every attempt to process Your request in a timely fashion.

--------------------------------------------------------------------------------
                              WITHDRAWAL PROVISIONS
--------------------------------------------------------------------------------
GENERAL. After the Allocation Date and while this Policy is in force, the Owner may withdraw all or part of the Withdrawal Value under this Policy by informing Us at Our Service Center.

A withdrawal may give rise to taxable income to You, and it is recommended that You seek competent tax advice before making any such withdrawal.

FULL WITHDRAWAL. For a full withdrawal, this Policy, or a Lost Policy Affidavit, must be returned to Our Service Center along with the withdrawal request.

Upon full withdrawal, the Owner will receive the Withdrawal Value.

PARTIAL WITHDRAWAL. If the withdrawal request does not specify from which Investment Division(s) or the Fixed Account from which the withdrawal is to be made, the request will be processed by making withdrawals from each Investment Division and the Fixed Account in proportion to their respective value at the time the withdrawal request is processed.

WITHDRAWAL CHARGES. Each withdrawal from the Policy may be subject to Withdrawal Charges, in accordance with the table shown on the Policy Data Page and other provisions of this Policy. Earnings withdrawn are not subject to Withdrawal Charges.

For purposes of the Withdrawal Charge, withdrawals are treated as coming first from Earnings, and then from the oldest Remaining Premium. Any part of a withdrawal consisting of Earnings does not reduce Remaining Premium for the purpose of calculating Withdrawal Charges. The Withdrawal Charge is based on the Remaining Premiums withdrawn. We will deduct the Withdrawal Charge from the remaining value in Your Policy. However, in no case will the total amount received upon withdrawal be more than the Withdrawal Value.

FREE WITHDRAWAL CHARGE AMOUNT. Each Policy Year an amount of up to the greater of 10% of any Remaining Premium paid as of the Business Day that the request for withdrawal is received, less any previous withdrawals taken during that Policy Year, or 100% of Earnings may be withdrawn without incurring a Withdrawal Charge. Withdrawals during the Policy Year in excess of this amount may be subject to a Withdrawal Charge. The amount available for withdrawal under this provision is not cumulative, and expires at the end of each Policy Year.

EFFECT OF WITHDRAWAL ON DEATH BENEFIT. When a partial withdrawal is made, the Death Benefit under the Policy is decreased by an amount proportionate to the reduction in the Policy Value caused by the partial withdrawal (see Death Benefit Provisions for further details).

Partial withdrawals will not be permitted if the Death Benefit reduction would cause the Policy to fail to qualify as life insurance for federal tax purposes.

--------------------------------------------------------------------------------
                             POLICY LOAN PROVISIONS
--------------------------------------------------------------------------------
GENERAL. After the Allocation Date, You may receive a loan from the Policy as long as the Policy:

1.   Is in force and is not in the Grace Period; and
2.   Is properly assigned to Us as the sole security for the loan.

We reserve the right to defer granting a loan for any period permitted by applicable law, but in no event will such period be more than six months.

A loan may give rise to taxable income to You, and it is recommended that You seek competent tax advice before the taking of any such loan.

LOAN AMOUNT AVAILABLE. The maximum amount of any new loan taken is [90%] of the Withdrawal Value in effect on the date We grant the loan.

LOAN TYPES. There are two types of loans under this Policy. Loans against Earnings are Preferred Loans, while all other loans are Regular Loans. For purposes of determining the type of loan, each loan will be treated as coming first from Earnings, and then from Premium.

We will determine the amount of a loan that is Preferred on the date of the loan, and We will redetermine the total amount of Preferred Loans on each Policy Anniversary.

LOAN ACCOUNT. All amounts held as security for any loan will be transferred to an account known as the Loan Account.

Unless otherwise specified by You, the loan will be processed from each Investment Division and Fixed Account proportionately based on their current value.

On each Policy Anniversary, if the Loan Account Value exceeds Debt, the excess will be transferred from the Loan Account to the Fixed Account and Investment Division(s) proportionately based on their current value. If Debt exceeds the Loan Account Value, the excess will be transferred from the Fixed Account and Investment Division(s) on a proportionate basis to the Loan Account.

If at any time Debt equals or exceeds the Policy Value less any applicable Withdrawal Charge in effect at that time, coverage under the Policy will continue according to the terms of the Grace Period.

LOAN ACCOUNT VALUE. On each Policy Anniversary, the Loan Account Value is set equal to the Debt. During the Policy Year, the Loan Account Value on any date is equal to the Loan Account Value on the prior Policy Anniversary, plus any new loans, less any loan repayments since the prior Policy Anniversary, plus any credited interest.

LOAN INTEREST CHARGED. Every loan on this Policy will accrue interest at the Policy Loan Rate as specified in the Policy Data Page. Loan interest is due on the Policy Anniversary. Loan interest not paid when due will be added to the loan principal.

--------------------------------------------------------------------------------
                         POLICY LOAN PROVISIONS (CONT'D)
--------------------------------------------------------------------------------
LOAN INTEREST CREDITED. The Loan Account Value will be credited interest, depending on the type of loan. See the Policy Data Page for the credited rates.

LOAN REPAYMENT. All or part of the Debt may be repaid at any time while this Policy is in force. To repay a loan in full, the loan repayment must equal the debt

Any payment received by Us which is intended as a loan repayment, rather than an additional Premium payment, must be identified as such.

Loan Repayments will first be applied to all Regular Loans.

Upon receipt of any loan repayment amounts, unless otherwise instructed, funds up to an amount equal to the Loan Account Value will be transferred from the Loan Account to the Fixed Account and Investment Division(s) proportionately based on their current value.

Failure to repay any loan or to pay any loan interest will not terminate this Policy unless the total Debt equals or exceeds the Policy Value less any applicable Withdrawal Charges in effect at that time.

--------------------------------------------------------------------------------
                            DEATH BENEFIT PROVISIONS
--------------------------------------------------------------------------------
GENERAL. If the Insured dies while this Policy is in force, and after the expiration of all Contestable Periods, We will pay the Death Benefit Proceeds to the Beneficiary within 60 days after We receive at Our Service Center due proof of the Insured's death, as well as all other requirements We deem necessary.

The Death Benefit Proceeds are calculated on the date of payment and are equal to:
1.   The Death Benefit; plus
2.   Any Rider benefits payable as a result of the Insured's death; less
3.   Any Debt; less
4. Any overdue Cost of Insurance Charge and Annual Policy Maintenance Charge if the Insured dies during the Grace Period.

If the Insured dies during a Contestable Period, We will complete Our investigation and determination of the validity of the Policy under applicable law before any Death Benefit Proceeds are paid.

We will add interest to the resulting amount owed for the period from the date of death to the date of payment, as required by applicable law. We will compute the interest at a rate We determine, but not less than the rate required by applicable law.

The  Death   Benefit   Proceeds   will  be  exempt   from  the   claims  of  the
Beneficiary's(ies') or assignees' creditors and from legal process to the extent applicable law permits.

From the time of death of the Insured until the Death Benefit Proceeds are paid, any amount allocated to an Investment Division will be subject to investment risk. This investment risk is borne by the Beneficiary(ies).

DEATH BENEFIT CHANGES. After the Policy is issued, the Death Benefit can be increased or decreased at Your request. We reserve the right to limit the number of changes which can be made to the Death Benefit each Policy Year.

To increase the coverage We will require additional Premium and may require:
1.   A new application requesting the increase; and
2.   Evidence of insurability of the Insured satisfactory to Us.

You may also request to decrease coverage. The decrease will be subject to the guideline premium limitation as defined in the Internal Revenue Code (as amended). Any such decrease will be limited so that no additional distribution of the Policy Value is required to comply with the guideline premium limitation.

PROTECTION OF BENEFITS. No Beneficiary may commute, encumber, alienate or assign any payment under this Policy before it is due. To the extent permitted by law, no payment will be subject to the debts, contracts, or engagements of any Beneficiary. In addition, to the extent permitted by law, no payment will be subject to any judicial process to levy You or to attach the same for payment thereof.

EFFECT OF PARTIAL WITHDRAWAL ON DEATH BENEFIT. A partial withdrawal will cause the Death Benefit to decrease in direct proportion to the reduction in the Policy Value.

--------------------------------------------------------------------------------
                        DEATH BENEFIT PROVISIONS (CONT'D)
--------------------------------------------------------------------------------
PAYMENT OF BENEFITS. Any amount payable at the death of the Insured under this Policy will be paid in a single sum unless otherwise agreed.

ELECTION OF PAYMENT OPTIONS. The Owner may elect or change any payment option during the lifetime of the Insured. If no payment option is in effect at the Insured's death, a payment option may be elected by the Beneficiary. The election or change can be made by Written Request to the Company.

PAYMENT OPTIONS. In lieu of a single lump-sum payment, one of the following payment options, or other options made available by the Company, may be elected if the amount payable exceeds [$2,000].

OPTION 1 - BENEFITS AT INTEREST. Benefits may remain on deposit during the lifetime of the payee or for a specified period. Interest on the benefits will be paid annually, semi-annually, quarterly or monthly. The rate of interest will be no less than [4%] per year. All or part of the benefits may be withdrawn at any time.

OPTION 2 - PAYMENT FOR A FIXED PERIOD. Benefits may be paid in annual, semi-annual, quarterly or monthly payments until the benefits, plus interest, have been paid in full. The rate per [$1,000] of the monthly payment is shown in the Payment Option Table. The present value of any unpaid payments may be withdrawn at any time and will be paid if a payee dies before the last payment is made. If the payee dies before the guaranteed payments have been paid, the present value of the remaining guaranteed payments will be paid to a Beneficiary(ies) as designated by the payee. If no Beneficiary(ies) has been designated, the present value of the remaining guaranteed payments will be payable to the payee's estate.

OPTION 3 - LIFE INCOME. Benefits may be paid in annual, semi-annual, quarterly or monthly payments during the lifetime of the payee. A minimum number of payments may be guaranteed if desired. The rate per [$1,000] of the monthly payment is shown in the Payment Option Table. Payment under this option is subject to satisfactory proof to the Company of the age of the payee. If the payee dies before the guaranteed payments have been paid, the present value of the remaining guaranteed payments will be paid to a Beneficiary(ies) as designated by the payee. If no Beneficiary(ies) has been designated, the present value of the remaining guaranteed payments will be payable to the payee's estate.

MINIMUM PAYMENTS. The minimum payment under Option 1 is [$100]. The minimum payment under Options 2 and 3 is [$50]. The frequency of the payments will be reduced so as to meet the minimums.

EXCESS INTEREST. Excess interest as declared by the Company may be used to increase payments.

AVAILABILITY  OF OPTIONS.  These options are not available if the Beneficiary is
an  assignee,   corporation,   partnership,   association,   trustee,  executor,
administrator, or any fiduciary.

--------------------------------------------------------------------------------
                        DEATH BENEFIT PROVISIONS (CONT'D)
--------------------------------------------------------------------------------
BASIS OF COMPUTATION. The actuarial basis for the Payment Option Table is the Annuity 2000 Mortality Table with interest at [3%].

FREQUENCIES OF PAYMENTS. The payments shown in the Payment Option Table are monthly payments. Payments may be made annually, semi-annually or quarterly, and are calculated by the Company as follows:

          NUMBER OF PAYMENTS                     METHOD OF
               PER YEAR                          CALCULATION
                  One                          Monthly Payment
                                           Multiplied by [11.839]

                  Two                          Monthly Payment
                                            Multiplied by [5.963]

                 Four                         Monthly Payment
                                            Multiplied by [2.993]

--------------------------------------------------------------------------------
                              PAYMENT OPTION TABLE
--------------------------------------------------------------------------------

The following table is for a Policy whose net benefits are $1,000, and will apply pro rata to the amount payable under this Policy.

    OPTION 2                                       MONTHLY INSTALLMENTS UNDER OPTION 3

  No. of  Monthly  Age      No. of Mos.     Age       No. of Mos.     Age     No. of Mos.     Age      No. of Mos.
  MonthlyInstall-  of         Certain       of          Certain       of        Certain       of         Certain
 Install-  ments  Payee                    Payee                     Payee                   Payee
   ments
                  Male    Life  120   240  Male    Life   120   240 Female Life   120  240  Female Life    120  240

    60    17.77    26     3.08 3.08  3.07   63     5.35  5.20  4.72   26   2.99  2.99 2.98    63    4.89  4.81  4.54
    72    15.02    27     3.10 3.10  3.09   64     5.50  5.32  4.79   27   3.01  3.01 3.00    64    5.02  4.93  4.61
    84    13.06    28     3.13 3.12  3.12   65     5.66  5.46  4.85   28   3.03  3.03 3.02    65    5.15  5.05  4.68
    96    11.59    29     3.15 3.15  3.14   66     5.83  5.59  4.91   29   3.05  3.05 3.04    66    5.30  5.17  4.75
   108    10.45    30     3.18 3.17  3.16   67     6.02  5.74  4.97   30   3.07  3.07 3.06    67    5.45  5.30  4.82
   120     9.54    31     3.20 3.20  3.19   68     6.21  5.89  5.03   31   3.09  3.09 3.09    68    5.61  5.45  4.89
   132     8.80    32     3.23 3.23  3.22   69     6.42  6.04  5.08   32   3.12  3.12 3.11    69    5.79  5.59  4.96
   144     8.18    33     3.26 3.26  3.24   70     6.65  6.20  5.13   33   3.14  3.14 3.13    70    5.98  5.75  5.02
   156     7.65    34     3.29 3.29  3.27   71     6.88  6.36  5.18   34   3.17  3.17 3.16    71    6.19  5.91  5.08
   168     7.20    35     3.33 3.32  3.30   72     7.14  6.53  5.22   35   3.20  3.19 3.18    72    6.41  6.08  5.13
   180     6.82    36     3.36 3.35  3.33   73     7.41  6.70  5.26   36   3.22  3.22 3.21    73    6.65  6.26  5.19
   192     6.48    37     3.40 3.39  3.37   74     7.70  6.87  5.29   37   3.25  3.25 3.24    74    6.92  6.44  5.23
   204     6.18    38     3.43 3.43  3.40   75     8.00  7.04  5.32   38   3.29  3.28 3.27    75    7.20  6.63  5.27
   216     5.92    39     3.47 3.47  3.44   76     8.33  7.22  5.35   39   3.32  3.31 3.30    76    7.51  6.83  5.31
   228     5.68    40     3.51 3.51  3.47   77     8.69  7.39  5.37   40   3.35  3.35 3.33    77    7.84  7.03  5.34
   240     5.47    41     3.56 3.55  3.51   78     9.07  7.57  5.39   41   3.39  3.38 3.37    78    8.20  7.23  5.37
   252     5.28    42     3.60 3.59  3.55   79     9.47  7.74  5.41   42   3.43  3.42 3.40    79    8.59  7.43  5.39
   264     5.11    43     3.65 3.64  3.59   80     9.91  7.91  5.42   43   3.47  3.46 3.44    80    9.01  7.62  5.41
   276     4.95    44     3.70 3.69  3.63   81    10.37  8.07  5.43   44   3.51  3.50 3.47    81    9.47  7.82  5.42
   288     4.81    45     3.75 3.74  3.68   82    10.87  8.22  5.44   45   3.55  3.54 3.51    82    9.96  8.00  5.43
   300     4.67    46     3.81 3.79  3.72   83    11.40  8.37  5.45   46   3.60  3.59 3.55    83   10.50  8.18  5.44
                   47     3.87 3.84  3.77   84    11.97  8.51  5.46   47   3.64  3.63 3.60    84   11.08  8.35  5.45
                   48     3.93 3.90  3.82   85    12.57  8.64  5.46   48   3.69  3.68 3.64    85   11.71  8.51  5.46
                   49     3.99 3.96  3.87   86    13.22  8.76  5.46   49   3.75  3.73 3.69    86   12.39  8.65  5.46
                   50     4.05 4.02  3.92   87    13.90  8.87  5.47   50   3.80  3.79 3.74    87   13.12  8.78  5.47
                   51     4.12 4.09  3.98   88    14.63  8.97  5.47   51   3.86  3.84 3.79    88   13.90  8.89  5.47
                   52     4.20 4.16  4.03   89    15.40  9.06  5.47   52   3.92  3.90 3.84    89   14.72  9.00  5.47
                   53     4.27 4.23  4.09   90    16.22  9.14  5.47   53   3.99  3.97 3.89    90   15.58  9.09  5.47
                   54     4.35 4.31  4.15   91    17.09  9.21  5.47   54   4.06  4.03 3.95    91   16.49  9.17  5.47
                   55     4.44 4.38  4.21   92    18.02  9.28  5.47   55   4.13  4.10 4.01    92   17.43  9.24  5.47
                   56     4.53 4.47  4.27   93    19.00   9.34 5.47   56   4.21  4.18 4.07    93   18.42  9.30  5.47
                   57     4.63 4.56  4.33   94    20.04  9.39  5.47   57   4.29  4.25 4.13    94   19.44  9.36  5.47
                   58     4.73 4.65  4.40   95    21.17  9.43  5.47   58   4.37  4.33 4.19    95   20.51  9.40  5.47
                   59     4.84 4.75  4.46   96    22.38  9.46  5.47   59   4.47  4.42 4.26    96   21.64  9.44  5.47
                   60     4.95 4.85  4.53   97    23.70  9.49  5.47   60   4.56  4.51 4.33    97   22.86  9.47  5.47
                   61     5.07 4.96  4.59   98    25.18  9.51  5.47   61   4.67  4.61 4.40    98   24.20  9.50  5.47
                   62     5.21 5.08  4.66   99    26.85  9.52  5.47   62   4.78  4.71 4.47    99   25.71  9.51  5.47